EXHIBIT 10.11

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is made as of November 15, 1999, by and between Dr. Francesco DiVirgilio and Dr. Carlo Foresta (the “Inventors”) and Duska Scientific Co., a Delaware corporation (“Duska”), with its principal offices at 24 Dartmouth Lane, Haverford, PA 19041-1020.

BACKGROUND

A. Inventors are the sole owners of certain intellectual property developed by them relating to uses of adenosine 5’-triphosphate (ATP) in enhancing human sperm motility and fertilizing ability and in evaluating the fertilization potential of such sperm, as described more fully in Attachment 1 to this Agreement.

B. Inventors are the sole owners of the United States letters patent listed in Attachment 1 to this Agreement and any related United States patent applications or foreign counterparts relating to the intellectual property developed by the Inventors as described above (all such patents, patent applications and intellectual property being hereinafter referred to as the “Invention”).

C. Duska is a start-up company that desires to obtain the worldwide, exclusive right and license to use, market and exploit the Invention.

D. The Inventors and Duska entered into a preliminary Agreement, dated May 7, 1999, pursuant to which Duska received a worldwide, exclusive license to the Invention (the “Preliminary Agreement”), and the Inventors and Duska desire to enter into this Agreement as the definitive agreement covering the license of the Invention to Duska.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License Grant. The Inventors hereby grant to Duska for the term of this Agreement an exclusive, worldwide license (the “License”) to the Invention and any related intellectual property owned by them in the area of adenosine or ATP for use in infertility, including without limitation, U.S. Patent No. 5474890 and any subsequent United States or foreign patents issued based on the Invention and any subsequent improvements thereto made by the Inventors (collectively, the “Invention Licensed Property”). The License includes the right to develop, make, have made, use, import, sell and offer for sale products based on the Invention Licensed Property and to sublicense third parties with respect to the foregoing.

ARTICLE 2

FEES AND ROYALTIES

2.1 License Initiation Fee and Royalties.

2.1.1 In consideration of the License, Duska (promptly after the execution of this Agreement) shall issue to Dr. DiVirgilio and Dr. Foresta such number of shares (the “Purchased Shares”) of Duska Common Stock, no par value per share, (“Common Stock”) as will cause each of them to individually own shares of Common Stock representing 1% of the outstanding shares of the capital stock of Duska on a fully diluted basis immediately following such issuance, assuming the exercise, conversion and/or exchange of all outstanding securities of Duska for or into shares of capital stock, all on the terms and conditions as set forth in the stock purchase agreements between Duska and each of the Inventors (“Stock Purchase Agreements”), a copy of which is attached as Attachment 2. The Inventors acknowledge and agree that the issuance to each of them of 1% of the outstanding capital stock is before the issuance to Drs. Pelleg and Schulman of shares of Duska common stock in consideration of the assignment and license by them to Duska of their ATP inventions, which will then reduce the percentage of the total outstanding capital stock of Duska held by each of the Inventors to 0.96%.

2.1.2 In further consideration of the License, Duska shall pay to the Inventors an aggregate royalty equal to 5% of the Net Sales (as hereinafter defined) of products sold directly by Duska based on the Invention Licensed Property and 5% of any royalty payments received by Duska from its sublicenses based on the Net Sales by such sublicenses.

2.1.3 Duska shall pay to the Inventors in the aggregate an amount equal to 5% of any sublicense initiation fee or other similar payment paid by each sublicensee of Duska under this Agreement. Any non-cash consideration received by the Duska from such sublicensees shall be valued at its fair market value as of the date of receipt.

2.1.4 “Net Sales” means the consideration or fair market value attributable to the sale of any product, less qualifying costs directly attributable to such sale and actually identified on the invoice and borne by Duska or its sublicensee. Such qualifying costs shall include without limitation the following:

(i) discounts, in amounts customary in the trade, for quantity purchases, for prompt payments and for wholesalers and distributors;

(ii) credits or refunds, not exceeding the original invoice amount, for claims or returns;

(iii) prepaid outbound transportation expenses and transportation insurance premiums; and

(iv) sales and use taxes and other fees imposed by a governmental agency.

2.2 Diligence.

2.2.1 Duska shall use its commercially reasonable efforts to develop for commercial use and to market products based on the Invention Licensed Property.

2.2.2 Duska shall provide to the Inventors under a confidentiality agreement on each anniversary of the effective date of this Agreement, written progress reports, setting forth: (a) the progress of the development, evaluation, testing and commercialization of each product based on the Invention Licensed Property; and (b) Duska’s strategic alliances with industry counterparts.

2.3 Royalty Reports and Records.

2.3.1 Duska shall deliver to the Inventors within forty-five (45) days (or 60 days if Duska has entered into a sublicense) after the end of each semi-annual calendar period a written report, certified by the President or Chief Financial Officer of Duska, setting forth the calculation of the royalties due to the Inventors for such calendar quarter.

2.3.2 Duska shall pay the royalties due under Section 3.1 to the Inventors within forty-five (45) days (or 60 days if Duska has entered into a sublicense) following the last day of the semi-annual calendar period in which the royalties accrue.

ARTICLE 3

TERM AND TERMINATION

3.1 Term. This Agreement, unless sooner terminated as provided in this Agreement, terminates upon the expiration of the last to expire or become abandoned of the patents included in the Invention Licensed Property. Notwithstanding any provision in this Agreement to the contrary, Duska (and any sublicensee) shall have no obligation to pay any royalties to the Inventors with respect to Net Sales of products made in any country in which there are no patents or patent applications covering such products comprising part of the Invention Licensed Property currently in effect at the time of such sales.

3.2 Termination by Duska. Duska may, upon sixty (60) days written notice to the Inventors, terminate this Agreement without any liability to the Inventors except as provided for elsewhere in this Agreement.

3.3 Termination by Inventors. The Inventors may terminate this Agreement upon written notice to Duska signed by both Inventors if any of the following events of default (“Default”) occur:

3.3.1 Duska is more than sixty (60) days late in paying to the Inventors any royalties due under this Agreement and Duska thereafter does not within five business days pay the Inventors in full upon written demand; or

3.3.2 Duska breaches a material provision of this Agreement (other than a breach solely under Section 3.3.1) and does not cure the breach within 60 days after written notice of the breach.

ARTICLE 4

PATENT MAINTENANCE

Duska will retain control over, and will diligently prosecute and maintain at its sole expense the patents and patent applications included in the Invention Licensed Property. Duska will consult with the Inventors prior to the filing of any patent application in any jurisdiction, but decisions as to the filing of patent applications or maintenance of patents in any jurisdiction will be made by Duska at its sole discretion. Duska will furnish to the Inventors copies of all documents relevant to any such prosecution and maintenance. Duska will have the right at its sole discretion to transfer the prosecution and maintenance of patents and patent applications to any experienced patent attorney of Duska’s choosing.

ARTICLE 5

INFRINGEMENT AND LITIGATION

5.1 Notification of Infringement. Duska and the Inventors will promptly notify each other promptly of any infringement of any patents and patent applications included in the Invention Licensed Property which may come to their attention. Duska and the Inventors will consult one another in a timely manner concerning any appropriate response to the infringement.

5.2 Prosecution by Duska. Duska may prosecute any infringement described in Section 5.1 at its own expense. Duska shall not settle or compromise any such suit in a manner that imposes any obligations on the Inventors without their prior written permission, which will not be unreasonably withheld. Financial recoveries from any such litigation will first be applied to reimburse Duska for its litigation expenditures, with additional recoveries being paid to Duska, subject to any royalty due the Inventors based on the provisions of Article 2.

5.3 Prosecution by Inventors. If Duska fails to prosecute any infringement, then the Inventors may prosecute such infringement at their own expense. In such event, financial recoveries will first go to reimburse the Inventors for their litigation expense and then to Duska, subject to any royalties due to the Inventors pursuant to Article 2.

5.4 Cooperation. In any action to enforce any of the patent rights, either party, at the request and expense of the other party shall cooperate promptly and to the fullest extent reasonably possible.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

6.1 Representations and Warranties. The Inventors represent and warrant that they are the sole owners of the Invention Licensed Property and that they have the authority to enter into and perform this Agreement. To the best knowledge of the Inventors, none of the Invention Licensed Property infringes any patent, trade secret or other property or proprietary rights of any third party. The Inventors hereby acknowledge that (i) Duska and its officers and directors have made no representations to them concerning the timing or probabilities of obtaining any governmental marketing approvals for any products covered by this Agreement or the potential markets for these products; (ii) there is no assurance that any products will be successfully developed by Duska or governmental marketing approvals will be obtained or that commercially viable markets for such products will exist, either with respect to the products covered by this Agreement or any other products as to which Duska may now or in the future have developmental rights; and (iii) development of the products covered by this Agreement will require expenditures substantially in excess of Duska’s current financial resources and that there is no assurance that Duska will be able to generate sufficient capital to fund development of any of the products covered by the agreement. The Inventors also represent that they have been advised by their own counsel (which is independent of Troy & Gould or any other counsel representing Duska) in connection with this Agreement.

6.2 Indemnification. The Inventors will indemnify, defend and hold Duska and Duska’s officers, directors, shareholders, agents and employees harmless from and against any and all liability, loss, damage, action, claim or expense incurred by any of the foregoing parties excluding any consequential damages or lost opportunity profits or costs) resulting from any breach of the Inventors’ representations, warranties or covenants under this Agreement, including without limitation any claims asserted by the Universita Degli Studi DeFerrare relating in any manner to the Invention Licensed Property. Duska may offset amounts owed to it or its affiliated parties pursuant to the preceding sentence against royalties otherwise payable by Duska to the Investors or by cancellation of Purchased Shares having a fair market value equal to such amounts to be offset. Duska will indemnify, defend and hold harmless to the extent of Duska’s assets (including any insurance policies) the Inventors, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by them (including reasonable attorneys’ fees and expenses but excluding any consequential damages or lost opportunity profits or costs) that results from any breach by Duska of its covenants under this Agreement.

ARTICLE 7

ADDITIONAL PROVISIONS

7.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between the Inventors and Duska or its sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

7.2 Assignment. Duska and any sublicensees are permitted to assign this Agreement or any part of it, either directly or by merger or other operation of law.

7.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

7.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Inventors:

Dr. Francesco DiVirgilio	Dr. Carlo Foresta
Universita Degli Studi DiFerrera	Universita Degli Studi DiFerrera
Via L Bosari	Via L Bosari
46-I-44100 Ferrara, Italia	46-I-44100 Ferrara, Italia

If to Duska:

Duska Scientific Co.

c/o Dr. Amir Pelleg

24 Dartmouth Lane

Haverford, PA 19041-1020

With a required copy to:

Dale Short, Esq.

Troy & Gould

Suite 1600

1801 Century Park East

Los Angeles, CA 90067

or to such other names or addresses as Duska or the Inventors, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 7.4.

7.5 Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction.

7.6 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

7.7 Integration and Amendment. This Agreement and the Stock Purchase Agreements embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof or thereof (including the Preliminary Agreement). This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

7.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

7.9 Force Majeure. Any delay or failure to perform any part of this Agreement arising from causes beyond the reasonable control of the party concerned shall not be deemed to be a default under this Agreement. Causes beyond the reasonable control of a party shall include, without limitation, acts of God, labor disturbances or labor disputes of any kind, civil disorders or commotions, accidents, failure of any governmental approval required for full performance, acts of aggression, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, year 2000 computer-related disruptions or other such occurrences.

7.10 Scientific Advisory Board. Each of the Inventors agrees to serve on Duska’s Scientific Advisory Board at no charge to Duska, except for reimbursement of the Inventors’ travel and other out-of-pocket expenses that are authorized in advance in writing by Duska.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

/s/ Francesco DiVirgilia	DUSKA SCIENTIFIC CO.
DR. FRANCESCO DI VIRGILIO

	By:	/s/ Manfred Mosk

/s/ Carlo Foresta	Name:	Dr. Manfred Mosk
DR. CARLO FORESTA	Title:	Chairman of the Board
	Date:	11-15-99